Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 33-37928 on Form N-1A of our report dated August 18, 2006, relating to the financial statements and financial highlights of Stratus Fund, Inc., including the Growth and Government Securities Portfolios, appearing in the Annual Report on Form N-CSR of Stratus Fund, Inc. for the year ended June 30, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Lincoln, Nebraska
October 26, 2006